Exhibit 99
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FOR IMMEDIATE RELEASE                                                 OTCBB:OLYR
August 29, 2003


       OLYMPIC RESOURCES LTD. ANNOUNCES AMENDMENT OF AGREEMENT TO COMBINE
                              WITH WHITTIER ENERGY
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Olympic Resources Ltd. ("Olympic") (OTCBB: OLYR) today announced an amendment to the definitive agreement entered into with Whittier Energy Company ("Whittier") on July 8, 2003, extending the deadline to complete the proposed business combination of Olympic and Whittier until September 15, 2003. The definitive agreement previously required that the transaction close on or before August 29, 2003.

According to the terms of the merger, Whittier shareholders will receive
793.93142 shares of Olympic's common stock and 1 share of Olympic's convertible preferred stock in exchange for each of Whittier's 100,000 shares of outstanding common stock. Olympic's preferred stock will be automatically convertible into 60 shares of common stock upon the availability of 6,000,000 additional authorized and unissued shares of common stock necessary to effect the conversion. Whittier's shareholders will own approximately 85% of the outstanding common stock of the combined entity, after giving effect to the conversion of the preferred stock.

The closing of the transaction is contingent upon customary conditions, as well as the approval of Whittier's shareholders and the delivery of an acceptable opinion from an independent investment banking firm regarding the fairness of the transaction to Olympic's shareholders, both of which have been obtained. Olympic and Whittier personnel are working diligently to finalize all other outstanding issues and close the transaction at the earliest possible date. Subsequent to closing the transaction, it is expected that Olympic will change its name to Whittier Energy Corporation and the corporate headquarters will be re-located to Houston, Texas.

Olympic Resources is an independent oil and gas exploration and production company headquartered in Vancouver, Canada, with non-operated interests in the United States, primarily in California.

Whittier Energy Company is a privately held independent oil and gas exploration and production company headquartered in Carlsbad, California, with operations in Texas and Louisiana. Whittier also holds non-operated interests in approximately 10 fields located in the Gulf Coast, Wyoming and California.

OLYMPIC RESOURCES LTD.

"Daryl Pollock"

Daryl Pollock,
President


Forward-Looking Statements: The information contained in this press release may contain projections, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the company's current views with respect to future events and financial performance. Although the Company believes that its expectations are based on reasonable assumptions, no assurances can be given that these events will occur or that such projections will be achieved, and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's periodic reports filed with the Securities and Exchange Commission.